Exhibit 99.2
RVA CONSULTING, LLC
Unaudited Financial Statements as of and for the Six
Months Ended June 30, 2007 and 2006

RVA CONSULTING, LLC
UNAUDITED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

	June 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,685,734	$248,076
Accounts receivable	3,905,387	4,930,625
Due from related parties	3,944,461	1,421,533
Prepaid and other current assets	74,067	2,265

Total current assets	15,609,649	6,602,499

Property and equipment, at cost	434,347	124,256
Accumulated depreciation	(59,613)	(20,604)

Property and equipment, net	374,734	103,652

Total Assets	$15,984,383	$6,706,151

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$48,374	$118,114
Accrued payroll, bonuses and related expenses	1,160,027	543,846
Deferred revenue	5,044,873	2,399,906
Other accrued liabilities	163,374	62,505

Total current liabilities	6,416,648	3,124,371

Commitments and contingencies (Notes 2 and 4)

MEMBERS’ EQUITY	9,567,735	3,581,780

Total Liabilities and Members’ Equity	$15,984,383	$6,706,151

See notes to unaudited financial statements.

RVA CONSULTING, LLC
UNAUDITED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
Revenues	$14,196,579	$2,167,097
Cost of services	4,633,205	1,047,770

Gross profit	9,563,374	1,119,327
Selling, general and administrative	1,662,079	373,738
Related party charges	1,321,013	409,605

Income from operations	6,580,282	335,984
Interest income	27,232	—

Net income	$6,607,514	$335,984

See notes to unaudited financial statements.

RVA CONSULTING, LLC
STATEMENTS OF MEMBERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2007

2007
Balance — Beginning of period	$3,581,780
Net income	6,607,514
Distributions to members	(621,559)

Balance — End of period	$9,567,735

See notes to unaudited financial statements.

RVA CONSULTING LLC
UNAUDITED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,607,514	$335,984

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	39,009	1,959
Other changes in operating assets and liabilities:
Accounts receivable	1,025,238	(1,577,578)
Due (from) to related parties	(2,472,928)	371,853
Prepaid and other current assets	(71,802)	(16,869)
Trade accounts payable	(69,740)	6,771
Accrued liabilities	717,050	418,202
Deferred revenue	2,644,967	536,347

Net cash provided by operating activities	8,419,308	76,669

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to officer	(50,000)	—
Purchases of property and equipment	(310,091)	(76,669)

Net cash used in investing activities	(360,091)	(76,669)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(621,559)	—

Net cash used in financing activities	(621,559)	—

Net increase in cash and cash equivalents	7,437,658	—
Cash and cash equivalents, beginning of period	248,076	—

Cash and cash equivalents, end of period	$7,685,734	$—

See notes to unaudited financial statements.

RVA CONSULTING, LLC
NOTES TO UNAUDITED FINANCIAL STATEMENTS
AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006
1.	OPERATIONS AND ACCOUNTING POLICIES

Nature of Operations — RVA Consulting, LLC, a New Jersey Limited Liability Company (the “Company”), was originally formed on July 18, 2002, under the name of Pharmaforce, LLC. On November 16, 2005, the Company changed its name to RVA Consulting, LLC. The current Operating Agreement was entered into by and among the members on and operations commenced on January 2, 2006. It is a management consulting firm specializing in providing consulting services, primarily to the communications industry. The Company’s general offices are located in Somerset, NJ. The Company has a single reporting segment and reporting unit structure.

Basis of Presentation — The financial statements and accompanying notes as of June 30, 2007, and for the six months ended June 30, 2007 and June 30, 2006 are unaudited and reflect all normal recurring adjustments which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows as of these dates and for the periods presented. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and include all accounts of the Company.

Use of Estimates — The preparation of the Company’s financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents — Cash and cash equivalents include cash on hand and short-term investments with original maturity of three months or less when purchased. Short-term investments are carried at cost, which approximates fair value.

Accounts Receivable — Accounts receivable represent receivables for services and are recorded at the invoiced amount and are non-interest-bearing. Management reviews past due accounts receivable to identify specific customers with known disputes or collection issues. As of June 30, 2007, and December 31, 2006, the Company does not have any reserve for doubtful accounts based on its estimate of the collection of outstanding receivables as of that date.

Revenue Recognition — The Company accounts for revenue and costs in connection with client service engagements under time and materials contracts in the period in which the services are performed.

The Company records revenue in connection with fixed price contracts on a straight-line basis over the expected period during which those services will be performed, unless evidence suggests that the revenue is earned or obligations are fulfilled based on milestones or deliverables. For milestone or deliverable-based fixed price contracts the Company records revenue based on a percentage of completion method as the milestones and deliverables are achieved. This method of accounting results in the ratable recognition of revenue in proportion to the related costs over the course of achieving the milestone or providing the deliverable. Estimates are prepared to monitor and assess the Company’s progress on the engagement from the initial phase of the project to completion, and these estimates are utilized in recognizing revenue in the Company’s financial statements. If the current estimates of total contract revenues and contract costs indicate a loss, the Company records a provision for the entire loss on the contract. The Company had no such loss contracts as of June 30, 2007, or June 30, 2006.

In connection with some fixed price contracts, the Company receives payments from customers that exceed recognized revenues. The Company records the excess of receipts from customers over recognized revenue as deferred revenue. Deferred revenue is classified as a current liability to the extent it is expected to be earned within twelve months from the date of the balance sheet.

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method. Assets lives are seven years for office furniture and fixtures and range from one to three years for computer equipment and software. Expenditures for maintenance and repairs are charged to operating expense as incurred. Depreciation expense for the six months ended June 30, 2007 and June 30, 2006 was $39,009 and $1,959 respectively.

Income Taxes — The Company is a limited liability company and has elected to be treated as a partnership for federal and state income tax purposes. As a result, the Company is not subject to federal or state income tax. Rather, the members are subject to federal and state income taxation based on their respective allocation of the Company’s net taxable income or loss. Accordingly, the Company does not record any current or deferred assets, liabilities, or expenses related to income taxes.

Advertising, Promotion and Marketing — Advertising, promotion and marketing costs are expensed at the time the advertising takes place.

Recent Accounting Pronouncements — In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this adoption on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. If the fair value option is elected, unrealized gains and losses will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this adoption on its financial statements.

2.	RELATED-PARTY TRANSACTIONS

In the first quarter of 2007, the Company entered into a Transition Services Agreement with Healthcare Logistics, LLC doing business as Pharmagistics (“Pharmagistics”). Prior to the sale of Pharmagistics by its parent on July 5, 2007, the Company and Pharmagistics were related parties due to common controlling ownership. Pursuant to this agreement, the Company has the right to use office space and certain information technology, human resource and accounting services. The Company is required to pay a service fee in the amount of $200,000 per month during 2007 and $100,000 per month during 2008. This agreement formalized and replaced a verbal agreement with Pharmagistics to provide these same services. During the six months ended June 30, 2007 and June 30, 2006, the Company incurred $1,200,000 and $409,605, respectively, in charges related to these agreements.

In addition, the Company reimbursed $68,513 during the six months ended June 30, 2007, in expenses incurred by an owner of Pharmagistics who is not an employee of the Company for selling, general and administrative activities outside the purview of the services agreement. During the six months ended June 30, 2006, no such expenses were reimbursed.

During the six months ended June 30, 2007, the Company paid $52,500 in marketing expense to an entity under common control.

During the six months ended June 30, 2007, and June 30, 2006, the Company utilized the bank accounts of Pharmagistics to deposit customer collections and make cash disbursements. The net amount of these transactions along with amounts due under the services agreement discussed above are reflected as a component of Due from related parties in the current asset section of the balance sheet. Amounts due to and from Pharmagistics were not interest bearing as they are expected to be short-term in nature.

As of June 30, 2007, there is an outstanding, non-interest bearing loan to an officer in the amount of $70,000. There was no loan outstanding as of June 30, 2006. This item is included in Due from related parties in the current asset section of the balance sheet. The loan was paid in full prior to the transaction described in Note 5.

Many of the transactions with related parties were not consummated on terms equivalent to those that prevail in arm’s-length transactions. The Company’s results of operations may not be indicative of those that would result from transactions among unrelated parties.

3.	BUSINESS SEGMENTS, MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

The Company has determined that it has a single reportable operating segment, consulting to the global communications industry, based on the way management makes decisions, allocates resources and assesses performance.

For the six months ended June 30, 2007 and June 30, 2006, one customer accounted for 93% of total revenues in both periods and represented 90% and 93% of the accounts receivable balances at June 30, 2007, and December 31, 2006, respectively. Substantially all of the Company’s receivables are obligations of companies in the communications industry. The Company generally does not require collateral or other security on its accounts receivable. The credit risk on these accounts is controlled through credit approvals, limits and monitoring procedures. During the twenty-six weeks ended June 30, 2007 and June 30, 2006, all revenues were generated in the United States.

The Company maintains its cash balances in one financial institution located in New Jersey. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 2007, and December 31, 2006, the Company’s uninsured cash balances totaled $7,585,734 and $148,076, respectively.

4.	CONTINGENCIES

Litigation — The Company is not involved with or aware of any current or pending litigation. Accordingly, no amounts have been reserved for any liabilities from such potential litigation.

5.	SUBSEQUENT EVENT

On August 3, 2007, the members of the Company, pursuant to a membership interest purchase agreement dated July 30, 2007 with an unrelated party, The Management Network Group, Inc. (“TMNG”), sold all of their outstanding equity interests in the Company. In accordance with the terms of the purchase agreement, the members of the Company received consideration of approximately $7.3 million in cash, plus contingent consideration based upon performance of RVA after the closing date of up to approximately $2.8 million in cash and approximately $2.4 million in equity (approximately 1.0 million shares) of TMNG common stock.

In connection with the acquisition by TMNG, the Company distributed approximately $3.1 million in cash to the members of the Company in August prior to the close date.